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                                                                     EXHIBIT 5.1



                                August 13, 1998


Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, CA  95054

            RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 13, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,219,997 shares of your Common Stock to be issued under the Dr. Solomon's Company Scheme 1996, the Dr. Solomon's Executive Share Option Scheme 1996 and the Dr. Solomon's Group Share Option Scheme (the "Schemes") (collectively the "Shares"). As legal counsel for Networks Associates, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Schemes.

     It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati
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